Exhibit 10.5

TG-17, Inc.

August 15th, 2018

Doron Kempel

766 Chestnut St.

Needham, MA 02492

Dear Doron,

TG-17, Inc. (the “Company”) is pleased to offer you this offer of employment on the following terms:

1. Position. Your initial title will be CEO. This is a full-time position. You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of your manager. The Company may change your position and duties from time to time in its discretion. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that is competitive with the Company or would create a conflict of interest with the Company.

2. Salary. Upon your commencement of employment, the Company will pay you a starting annual salary at the rate of $25,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in the Company-sponsored benefit plans in accordance with the terms of such plans when established. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company may modify benefits from time to time, in its discretion.

4. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

6. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

7. Interpretation, Amendment and Enforcement. 1bis letter agreement, along with the PIIA to be executed prior to commencement of employment, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts in connection with any Dispute or any claim related to any Dispute.

* * * * *

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by any party including, a current or former employer. You also represent that you have informed the Company of any such restrictions and provided the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you have not removed or taken (and will not remove or take) any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer or any other person to whom you have an obligation of confidentiality to the Company without their prior written authorization. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed original of this letter agreement, and return to paul.morin@TG-17.com. This offer, if not accepted, will expire on August 16, 2018_at 5:00 pm ET. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, including your completion of Section l of Form 1-9 (Employment Eligibility Verification). Your employment is also contingent upon your starting work with the Company on or before August 16, 2018.

If you have any questions, please feel free to contact me via email or phone at 917-767-1099.

Very truly yours,

TG-17, INC.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

I have read and accept this employment offer:

By:	/s/ Doron Kempel
Doron Kempel
Date:	August 15, 2018

From:	Doron Kempel
Sent:	Thursday, December 29, 2022 11:44 AM
To:	Yvette Mueller
Cc:	Amit Hod
Subject:	Re: Change in Salary for 2023

Thank you very much Approved

Doron

Please forgive mobility typos

On Dec 29, 2022, at 8:27 AM, Yvette Mueller <yvette.mueller@ourbond.com> wrote:

Hi Doron,

Due to the minimum wage change in MA, effective 2023-01-01, your rate of pay will change from $28,080 annual to $31,200 annual.

Please let me know if you have any questions. Thank you.

Yvette Mueller

Finance Manager

yvette.mueller@ourbond.com

(817) 874-4366

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